As filed with the Securities and Exchange Commission on November 3, 2016

Registration No. 333-192875

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TetraLogic Pharmaceuticals Corporation

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of Incorporation or organization)	P.O. Box 1305 Paoli, PA 19301 (Address, including zip code, of Registrant’s principal executive offices)	42-1604756 (I.R.S. Employer Identification No.)

TETRALOGIC PHARMACEUTICALS CORPORATION
2004 EQUITY INCENTIVE PLAN

TETRALOGIC PHARMACEUTICALS CORPORATION
AMENDED AND RESTATED 2013 EQUITY INCENTIVE PLAN

(Full title of the plans)

J. Kevin Buchi
President and Chief Executive Officer
P.O. Box 1305
Paoli, PA 19301
(610) 889-9900

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With Copies to:

Jeffrey P. Libson, Esq.
Pepper Hamilton LLP
400 Berwyn Park
899 Cassatt Road
Berwyn, PA 19312-1183
Tel: (610) 640-7800
Fax: (610) 640-7835

Indicate by check mark whether the registrant is a large accelerated file, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

DEREGISTRATION OF COMMON STOCK

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the Registration Statement of TetraLogic Pharmaceuticals Corporation (“TetraLogic”) on Form S-8 (File No. 333-192875) filed with the Securities and Exchange Commission (the “SEC”) on December 16, 2013 (the “Registration Statement”), pursuant to which TetraLogic registered the offer and sale from time to time of its shares of common stock issuable pursuant to its 2004 Equity Incentive Plan and Amended and Restated 2013 Equity Incentive Plan referred to therein (the “Common Stock”).

TetraLogic is filing this Post-Effective Amendment to terminate the effectiveness of the Registration Statement and, in accordance with an undertaking made by TetraLogic pursuant to the terms of the Registration Statement, remove from registration any and all shares of Common Stock registered but unsold under the Registration Statement as of the date hereof. As a result of this deregistration, no Securities or other securities remain registered for offer and sale pursuant to the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Paoli, Pennsylvania on November 3, 2016.

TetraLogic Pharmaceuticals Corporation

By:	/s/ J. Kevin Buchi
Name:	J. Kevin Buchi
Title:	President and Chief Executive Officer

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment.